 EXHIBIT 11

INDEPENDENT AUDITORS’ INCLUSION LETTER

We agree to the inclusion in Amendment No. 2 of the Cardone Equity Fund VI, LLC Preliminary Offering Circular  on Form 1-A dated May 29, 2019 of our report, dated April 22, 2019, on our audit of the financial statements of Cardone Equity Fund VI, LLC as of December 31, 2018, and for the period from December 12, 2018 (inception) to December 31, 2018.

Kaufman, Rossin & Co., P.A.

April 22, 2019

Miami, Florida